UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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Comarco, Inc.

(Name of Registrant as Specified In Its Charter)

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COMARCO, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held January 23, 2014

To the Shareholders of Comarco, Inc.:

The Annual Meeting of the Shareholders of Comarco, Inc., a California corporation (the “Company”, “we,” “us” or “our”), will be held on January 23, 2014 at 10:00 a.m., local time, at the Company’s corporate offices, which are located at 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630, for the following purposes:

1.	To elect seven directors to each serve a one-year term;

2.	To hold an advisory vote to approve the compensation of our named executive officers, as described in the proxy statement;

3.	To hold an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers;

4.

To ratify the appointment by the Company’s Audit Committee of Squar, Milner, Peterson, Miranda & Williamson LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2014; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company intends to present Paul Borowiec, Wayne G. Cadwallader, Thomas W. Lanni, Richard T. LeBuhn, Michael R. Levin, Michael H. Mulroy and Louis E. Silverman as nominees for election as directors at the annual meeting.

Only holders of record of the Company’s common stock at the close of business on November 29, 2013 are entitled to notice of and to vote at the Annual Meeting.

Each shareholder is cordially invited to attend and vote in person at the Annual Meeting. TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, HOWEVER, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, WHICH WAS MAILED TO YOU ON OR ABOUT DECEMBER 11, 2013, OR, IF YOU REQUEST PRINTED COPIES OF THE PROXY MATERIALS BY MAIL, YOU MAY ALSO VOTE BY MAIL OR BY TELEPHONE. Shareholders who attend the Annual Meeting may still vote in person, even if they have previously voted by proxy.

OUR BOARD OF DIRECTORS RECOMMENDS: A VOTE “FOR” EACH OF THE SEVEN DIRECTOR NOMINEES NAMED IN THE PROXY STATEMENT; A VOTE “FOR” PROPOSALS 2 AND 4; AND A VOTE FOR “1 YEAR” WITH RESPECT TO PROPOSAL 3.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Alisha K. Charlton

Alisha K. Charlton, Secretary

Lake Forest, California

December 6, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 23, 2014

This notice, as well as the accompanying proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013 will be available online on or about December 11, 2013 at www.edocumentview.com/cmro. Information contained on our website is not part of the proxy soliciting material.

COMARCO, INC.

25541 Commercentre Drive, Suite 250

Lake Forest, CA 92630

(949) 599-7400

AMENDED PROXY STATEMENT

For the Annual Meeting of Shareholders

To Be Held

January 23, 2014

GENERAL INFORMATION

The Board of Directors (the “Board”) of Comarco, Inc., a California corporation (the “Company”, “Comarco”, “we,” “us” or “our”), is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on January 23, 2014 at 10:00 a.m., local time, at the Company’s corporate offices, which are located at 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630, or any postponement(s) or adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders may obtain directions to the Annual Meeting by writing to the Company at its corporate offices or by calling (949) 599-7551. Under rules adopted by the Securities and Exchange Commission (“SEC”), we are providing our shareholders with the Annual Meeting proxy materials over the Internet, rather than sending printed copies of those materials through the mail. A Notice of Internet Availability of Proxy Materials (“Notice”) is being mailed to all of our shareholders on or about December 11, 2013. The Notice contains instructions on how shareholders may access our proxy statement and vote their shares. The Notice also contains instructions on how to request our proxy materials in printed form or by email, at no charge, if a shareholder so desires.

A shareholder giving a proxy has the power to revoke it at any time before it is exercised by (1) filing with the Secretary of the Company an instrument in writing revoking the proxy, (2) filing with the Secretary of the Company a duly executed proxy bearing a later date, (3) voting again on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to 1:00 a.m. Eastern Standard Time on Thursday, January 23, 2014 will be counted) or (4) attending the Annual Meeting and voting the shares in person. In the absence of such revocation, all shares represented by a properly executed proxy received in time for the Annual Meeting will be voted as specified therein. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted “FOR” each of the seven director nominees, “FOR” the approval of the compensation of our named executive officers, “ONE YEAR” for the frequency of future advisory votes to approve the compensation of our named executive officers, “FOR” the ratification of the appointment of Squar, Milner, Peterson, Miranda & Williamson LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2014 (“fiscal 2014”) and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof. If you sign and return the enclosed proxy, and if cumulative voting procedures are in effect (see “VOTING RIGHTS” below for additional information regarding such procedures), the proxyholders named in the accompanying proxy will have the right in their discretion to cumulate votes represented by the proxies that they hold, and to cast such cumulated votes among all or any of the nominees in such manner as they deem appropriate, provided that the proxyholders may not cast a vote from your shares for a nominee with regard to whom you withheld authority to vote.

The cost of preparing, assembling, printing and mailing the proxy materials and the cost of soliciting proxies will be borne by the Company. The Company may make arrangements with various brokerage houses or other nominees to send proxy materials to the beneficial owners of stock and may reimburse them for their reasonable expenses in connection therewith.

The Company’s officers, employees and directors may supplement the original solicitation of proxies personally or by telephone, facsimile, email, mail or other means of communication. We will pay no additional compensation to such persons for any of these activities. Additionally, the Company may engage a proxy solicitation firm to assist in the solicitation of proxies personally or by telephone, facsimile, email, mail or other means of communication, although it has no present plans to do so. If the Company engages a proxy solicitation firm to assist in the solicitation of proxies, the Company estimates that the fees paid to such firm would not exceed $5,000 plus out-of-pocket expenses.

If a shareholder shares an address with another shareholder, each shareholder may not receive a separate Notice and most other mailings, unless we have received contrary instructions from one or more of the shareholders at such address. Shareholders who do not receive a separate copy of the Notice and who would like to receive a separate copy in their name may receive a separate copy by calling (949) 599-7551 or by writing to Comarco, Inc., 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630, Attn: Corporate Secretary. Upon your written or oral request, we will promptly deliver you a separate copy of the Notice and any accompanying documents. Shareholders who share an address and receive multiple copies of the Notice can also request to receive only one copy, or any shareholder may request additional copies, by following the instructions above. The request to eliminate duplicate copies of mailings to a household must be made by each person in the household entitled to receive the materials.

This proxy statement, the accompanying notice of Annual Meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013 (the “Annual Report”) are available online at www.edocumentview.com/cmro. Information contained on our website is not part of the proxy soliciting material.

Attendance at the Annual Meeting is limited to shareholders and holders of valid proxies. You may be asked to present a valid form of government-issued personal identification such as a driver’s license or passport. Cameras and other recording devices will not be permitted at the Annual Meeting. If your shares are held in street name and you would like to attend the Annual Meeting, you should ask the broker, bank, trust or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the Annual Meeting.

VOTING RIGHTS

The Company’s only outstanding class of voting securities is its common stock. Only shareholders of record at the close of business on November 29, 2013 will be entitled to vote at the Annual Meeting. At November 29, 2013, there were 14,684,165 shares of common stock outstanding. The holders of record of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business. Each share is entitled to one vote, except that each shareholder is entitled to cumulate his or her shares in the election of directors, provided that at least one shareholder has given notice at the Annual Meeting and prior to the voting of the shareholder’s intention to do so. If cumulative voting is in effect, each shareholder may cumulate votes for one or more candidates, provided that the name(s) of such candidate or candidates have been properly placed in nomination prior to the voting. To cumulate votes, a shareholder may vote for any one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or alternatively, distribute any such votes among as many of the candidates as the shareholder deems appropriate. If cumulative voting procedures are invoked, the proxy holders indicated in the accompanying proxy will have the right in their discretion to cumulate votes represented by the proxies that they hold, and to cast such cumulated votes among all or any of the nominees in such manner as they deem appropriate, provided that the proxyholders may not cast a vote from your shares for a nominee with regard to whom you withheld authority to vote.

We encourage you to vote promptly. You may vote in one of the following ways:

By Internet. If you are a holder of record, you can vote your proxy over the Internet. The Notice of Internet Availability (or if you request printed copies of the proxy materials by mail, the enclosed proxy card) indicates the website you may access for Internet voting. You will be able to confirm that the system has properly recorded your votes. You may incur costs such as Internet access charges if you vote by the Internet.

At the Annual Meeting. The way you vote your shares of common stock now will not limit your right to change your vote at the Annual Meeting if you attend in person. If you attend the Annual Meeting, we will give you a ballot when you arrive. However, if you hold shares through a broker, bank or other nominee, you must provide a legal proxy from such broker, bank or nominee evidencing your authority to vote shares that the institution or other nominee held for your account at the close of business on November 29, 2013. You must contact your broker, bank or other nominee directly in advance of the Annual Meeting to obtain a legal proxy.

If you request printed copies of the proxy materials by mail, you may also vote:

By Mail. If you are a holder of record and are located in the U.S., you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you are located outside the U.S., you should add the necessary postage to the enclosed envelope to assure delivery. In order to ensure that your vote is received on or prior to the date of the Annual Meeting, we recommend that your proxy card be returned to us by overnight mail.

By Telephone. If you are a holder of record and are located in the U.S. or Canada, you can vote your proxy by calling the toll-free telephone number on the proxy card. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card.

Whether or not you attend the Annual Meeting, if your shares of common stock are held by a broker, bank or other nominee in “street name,” then you must obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct the broker to vote your shares.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization may generally vote on your behalf on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” The election of directors, the approval of the compensation of our named executive officers, as well as the frequency of future advisory votes to approve the compensation of our named executive officers are not considered “routine” matters under applicable rules. Therefore, a broker or other nominee cannot vote your shares with respect to these matters without instructions from you on how to vote your shares. In order to minimize the number of broker non-votes, the Company urges you to provide voting instructions to the organization that holds your shares. The ratification of the appointment of Squar, Milner, Peterson, Miranda & Williamson LLP as the Company’s independent registered public accounting firm for fiscal 2014 is considered a routine matter under the applicable rules and a broker or other nominee may generally vote your shares on this matter without instructions from you.

Abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting.

With respect to the election of directors, the seven nominees receiving the greatest number of votes at the Annual Meeting shall be elected as directors. Abstentions and broker non-votes will have no effect on the election of any director.

An affirmative vote of the holders of a majority of shares of common stock present or represented by proxy at the Annual Meeting will be required to approve the advisory vote to approve the compensation of our named executive officers. Abstentions and broker non-votes may affect the outcome of this proposal because abstentions and broker non-votes are counted for purposes of determining the quorum and have the effect of a vote against this proposal.

With respect to the advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers, the voting frequency option that receives the highest number of votes cast by shares of common stock present or represented by proxy at the Annual Meeting will be deemed the frequency for the advisory vote on executive compensation that has been selected by shareholders. Abstentions and broker non-votes will have no effect on the outcome.

An affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the Annual Meeting, and voting on the proposal, will be required to ratify the appointment of Squar, Milner, Peterson, Miranda & Williamson LLP as the Company’s independent registered public accounting firm for fiscal 2014. Abstentions and broker non-votes will have no effect on the outcome.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Seven directors will be elected at the Annual Meeting. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Paul Borowiec, Wayne G. Cadwallader, Thomas W. Lanni, Richard T. LeBuhn, Michael R. Levin, Michael H. Mulroy and Louis E. Silverman for election as directors.

Each nominee has consented to be named in this proxy statement as a nominee and has agreed to serve as a director if elected. Directors are elected at each annual meeting to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Unless cumulative voting is in effect, it is intended that the shares represented by the enclosed proxy will be voted, unless otherwise instructed, for the election of the seven nominees of the Board. While the Company has no reason to believe that any of the nominees will be unable to serve as a director, it is intended that if such an event should occur, such shares will be voted for the remainder of the nominees and for such substitute nominee or nominees as may be selected by the Board, unless a shareholder withholds authority to vote his shares (i) for all of the nominees by so indicating on the enclosed proxy card or, if voting by Internet or telephone, by following the appropriate instructions, or (ii) for any one or more of the nominees by checking their names in the space provided on such card or, if voting by Internet or telephone, by following the appropriate instructions, in which case his shares will not be voted for such nominee or nominees. If cumulative voting is in effect for the election of directors, the proxy holders named on the Company’s proxy card will have the discretion to cumulate votes as provided by California law (see “VOTING RIGHTS” above for additional information) and to distribute such votes among all or any of the nominees in such manner as they deem appropriate; provided that the proxyholders may not cast a vote from your shares for a nominee with regard to whom you withheld authority to vote.

All of the nominees are currently serving as directors of the Company and all were elected at the 2012 annual meeting. The term of office of each of the current directors expires on the date of the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR”
EACH OF THE SEVEN DIRECTOR NOMINEES LISTED BELOW.

The following table sets forth information concerning the nominees and is followed by a brief biography of each nominee.

Name	Age	Principal Comarco Position	Year First Elected/Appointed As Director	Other Public Company Directorships (Past Five Years)
Paul Borowiec	36	Director	2011	None
Wayne G. Cadwallader	57	Director	2011	Orbit International, Corp.
Thomas W. Lanni	60	Director and President and Chief Executive Officer	2011	None
Richard T. LeBuhn	48	Director	2008	None
Michael R. Levin	51	Director	2011	None
Michael H. Mulroy	47	Director	2011	None
Louis E. Silverman	55	Chairman of the Board	2012	Questcor Pharmaceuticals, Inc.

Paul Borowiec is an investor and an advisor on public company investments. He has extensive experience in investment analysis and investment management, ranging from analyzing financial statements to investment manager selection. Mr. Borowiec’s analyst background covers a variety of industries with emphasis on the technology sector. He currently serves as Vice President of Investments at Source Capital Group, a position he has held since June 2009. Mr. Borowiec is also the Managing Partner of Source Opportunity Fund LLC at Source Capital Group. Prior to Source Capital Group, Mr. Borowiec was an investment analyst for StoneWater Capital LLC, a position he held from May 2005 to June 2008, where he shared responsibilities in managing their domestic business. Prior to StoneWater Capital, Mr. Borowiec was a research analyst for Neuberger Berman. Prior to Neuberger Berman, Mr. Borowiec worked for American Skandia as a portfolio analyst in the investment management group. Mr. Borowiec holds a B.S. in International Business from Fairfield University.

Mr. Borowiec’s qualifications to serve on our Board of Directors include, amongst others, his extensive experience as an investor in public companies, including technology related companies, and his extensive financial analyst background.

Wayne Cadwallader has served since July 2010 as Managing Partner — Research for Elkhorn Partners LP, a long-time investor in Comarco, which beneficially owns approximately 47% of our outstanding common stock as of the date of this proxy statement. An experienced securities analyst, Mr. Cadwallader has extensive knowledge of numerous industries including technology, insurance, retail, manufacturing, and real estate. Mr. Cadwallader also has substantial expertise in information technology gained through numerous management positions and in management consulting. Prior to joining Elkhorn Partners, Mr. Cadwallader worked for Hamblin Watsa Investment Counsel Ltd., from October 2000 to June 2010, a subsidiary of Fairfax Financial Ltd., where he was promoted from Associate Investment Analyst to Senior Investment Analyst. Mr. Cadwallader was part of the investment team at Hamblin Watsa Investment Counsel managing Fairfax Financials’ $22.0 billion in assets. In this capacity, his focus was primarily equity research and to some extent bond research with a focus on North America and to a lesser extent European stocks across a wide range of industries. He was also involved in a number of corporate debt restructurings. From 1998 to 2000, Mr. Cadwallader ran his own information technology consulting firm. The firm placed consultants with companies to develop application software and he personally managed numerous Y2K projects. Mr. Cadwallader currently serves as a director of Orbit International, Corp. (NASDAQ:ORBT).

Mr. Cadwallader’s qualifications to serve on our Board of Directors include, amongst others, his extensive experience as an investor in public companies, including technology related companies, and his extensive financial analyst background as well as his experience in serving as a director of another public company.

Thomas Lanni was appointed to the Board, and to serve as President and Chief Executive Officer of the Company, on August 15, 2011. Mr. Lanni joined the Company in 1994 as General Manager for the ChargeSource Division. From February 2004 to August 2011, he served as our Vice President and Chief Technology Officer. Mr. Lanni has more than 30 years experience with power systems technology. From 1992 to 1994, he was President of Power Conversion Technologies, Inc. (“PCTI”), a company that provides advanced power electronics solutions to military and commercial industrial customers. From 1987 to 1992, he was Vice President of Engineering at Bruno New York Industries, Inc., a military weaponry specialist firm. From 1982 to 1987, he was Engineering Group Leader at Aerospace Avionics, Inc., a company whose various manufacturing activities are carried out through its Aerospace, Specialty Engineering, Medical and Detection divisions.

Mr. Lanni’s qualifications to serve on our Board of Directors include, amongst others, his extensive experience and history with the Company, his management experience and his engineering background, especially in the field of power systems.

Richard LeBuhn has served since June 2006 as Senior Vice President of Broadwood Capital, Inc., a private investment company that beneficially owns approximately 20% of our outstanding common stock as of the date of this proxy statement. Previously, Mr. LeBuhn was Principal of Broadfield Capital Management, LLC, a private investment firm, from 2005 to 2006, and Vice President of Derchin Management, a private investment firm, from July 2002 to May 2005. Earlier in his career, Mr. LeBuhn founded and was Managing Member of Triple Eight Capital, LLC, an investment analysis and financial advisory firm, was Managing Director of Craig Drill Capital, Inc., a private investment firm, and served as an operating business manager for Chubb and Son, Inc., the property and casualty insurance division of The Chubb Corporation. Mr. LeBuhn graduated from St. Lawrence University with a BA in Economics in 1988. He received a MBA in Finance with Distinction from Columbia University Graduate School of Business in 1996.

Mr. LeBuhn’s qualifications to serve on our Board of Directors include, amongst others, his extensive experience as an investor in public companies, including technology related companies, his extensive financial analyst background, his financial and management expertise, and his ability to provide advice on various matters, including matters pertaining to corporate governance.

Michael Levin was appointed to the Board on March 15, 2011 and served as the Chairman of the Board from March 15, 2011 until July 28, 2012. Mr. Levin is an independent private investor and advisor with substantial expertise in corporate governance, business strategy, and corporate finance, and with significant experience working with U.S. public companies as a finance executive and independent management consultant. In addition to his private investment activities, he assists portfolio managers in turning around underperforming companies using shareholder activist strategies. Since 2006, Mr. Levin has served as a financial executive for several entrepreneurial ventures, including ventures in alternative energy and medical diagnostics. Previously, he served as a finance executive at Nicor, a natural gas utility, from 2003 to 2006. Mr. Levin was the Chief Risk and Credit Officer of CNH, a farm and construction equipment manufacturer, from 2002 to 2003. Prior to his work as a corporate finance executive, Mr. Levin enjoyed an 18 year career as a management consultant specializing in corporate finance and risk management at Towers Watson, Deloitte & Touche, Arthur Andersen, and BearingPoint. A native of Chicago, Mr. Levin holds a B.A. with General Honors in Economics and Public Policy and a M.A. in Economics and Quantitative Analysis, both from the University of Chicago.

Mr. Levin’s qualifications to serve on our Board of Directors include, amongst others, his extensive experience as an investor in public companies, including technology related companies, his extensive financial analyst background, his financial and management experience, and his ability to provide advice on various matters, including matters pertaining to business strategy, corporate finance and corporate governance.

Michael Mulroy serves as Executive Vice President, Chief Financial Officer and General Counsel of Questcor Pharmaceuticals (NASDAQ:QCOR), which he joined in January 2011. From 2003 to 2011, Mr. Mulroy was employed by the law firm of Stradling Yocca Carlson & Rauth, where he served as a partner from 2004. From 1997 to 2003, Mr. Mulroy was an investment banker at Merrill Lynch and Citigroup. Mr. Mulroy earned his J.D. degree from the University of California, Los Angeles and his B.A. (Economics) from the University of Chicago.

Mr. Mulroy’s qualifications to serve on our Board of Directors include, amongst others, his extensive experience as investment banker and attorney advising many companies in different industries at different points in their development, and his experience serving as an executive officer of a publicly traded company.

Louis Silverman was appointed to the Board and as the Chairman of the Board on July 28, 2012. Since July 2012, Mr. Silverman has provided consulting and advisory services to a variety of healthcare companies and health care oriented private equity firms. From September 2009 until June 2012, Mr. Silverman served as the Chief Executive Officer of privately-held Marina Medical Billing Service Inc. based in Cerritos, CA, a company focused on providing revenue cycle management services to emergency room physicians nationally. Prior to joining Marina Medical, Mr. Silverman was President and Chief Executive Officer of LifeComm, Inc., a Qualcomm Incorporated incubated wireless health services start-up from August 2008 until September 2009. Prior to Lifecomm, Mr. Silverman had a successful eight-year tenure as President and Chief Executive Officer of Quality Systems Inc., where he led the developer of medical and dental practice management software to 600% organic revenue growth and an increase in market value from $42 million to $1.2 billion. Previously, Mr. Silverman was the Chief Operations Officer of Corvel Corporation. He earned a Bachelor of Arts degree from Amherst College and a Masters in Business Administration from Harvard Graduate School of Business Administration. Mr. Silverman currently serves as a director of Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR).

Mr. Silverman’s qualifications to serve on our Board of Directors include, amongst others, his extensive public company management experience and his experience serving as a director of another public company.

No director has any family relationship with any other director or with any of the Company’s executive officers.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

During the fiscal year ended January 31, 2013 (“fiscal 2013”), the Board met 18 times. Each of the Company’s directors, except for Mr. LeBuhn, attended at least 75 percent of (i) the total number of meetings of the Board and (ii) the total number of meetings of the committees on which he served, during the period for which he was a director or committee member during the Company’s last fiscal year. Mr. LeBuhn attended 72 percent of the total number of meetings of the Board during the period for which he was a director, due in part to recusing himself from certain meetings related to the Company’s transactions with Broadwood Partners L.P. (“Broadwood”) described herein. The Board has a policy that each member of the Board should make every reasonable effort to attend each Annual Meeting of Shareholders, and all seven of the Company’s directors were in attendance at the 2012 Annual Meeting of Shareholders.

The Board appointed Mr. Silverman as a director and Chairman of the Board in July 2012. In his capacity as Chairman of the Board, Mr. Silverman consults regularly with the President and Chief Executive Officer and other members of management, is the principal liaison to the non-management directors, works with the President and Chief Executive Officer in preparing the agenda for Board meetings and chairs the executive sessions of the Board. Prior to Mr. Silverman joining the Board, Michael R. Levin served as Chairman of the Board, a position he held until July 27, 2012.

Independence of Committee Members

The standing committees of the Board described below are each comprised of independent directors as defined by Rule 5605(a)(2) of the NASDAQ Listing Rules. While none of the Company’s securities are listed for trading on the NASDAQ stock market and the Company is therefore not required to meet the NASDAQ Listing Rules, the Board has elected to maintain the independence standards of the NASDAQ Listing Rules.

Board Leadership Structure and Role in Risk Oversight

There are currently seven members of the Board: one management director and six independent non-management directors. The Board has three standing committees: the audit committee (the “Audit Committee”), the compensation committee (the “Compensation Committee”), the nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). The Board also has a special finance committee (the “Special Finance Committee”), which was formed in January 2013. All of the standing Board committees are comprised solely of independent, non-management directors. The committee chairs set the agendas for their respective committees and report to the full Board on their work.

The Board has, as with prior years, chosen to separate the positions of principal executive officer and Chairman of the Board. The Board believes that it is in the best interests of the Company’s shareholders to separate the two positions because combining both positions in the same individual may concentrate too much power in the hands of a single executive. Having an independent Chairman of the Board may also better facilitate communications and relations between the Board and the Company’s officers.

Mr. Silverman, an independent, non-management director, has held the position of Chairman of the Board since July 2012. Mr. Silverman was appointed Chairman due to his extensive public and private company leadership skills and experience. Prior to Mr. Silverman’s appointment, Mr. Levin was appointed Chairman of the Board on March 15, 2011, a position he held until Mr. Silverman’s appointment.

The entire Board has an active role, as a whole and also at the committee level, in risk oversight of the Company. The Board regularly receives, reviews and discusses information regarding risks related to the Company’s results of operations, business, strategy, financial position and liquidity. Each of the Board’s committees also reviews the risks related to such Committee’s areas of responsibility and reports to the Board regarding such matters. The Audit Committee serves as the Board’s representative for the oversight of risks related to, among other things, the Company’s financial statements and compliance with legal, regulatory and ethical requirements. The Nominating and Corporate Governance Committee monitors risks associated with the Company’s director nomination process and corporate governance practices. The Compensation Committee oversees compensation-related risks, including, without limitation, by evaluating the Company’s compensation plans, policies and programs.

Audit Committee

The Audit Committee monitors the quality and integrity of the Company’s financial statements, internal controls, risk management and legal and regulatory compliance. In addition, the Audit Committee oversees the accounting and financial reporting processes and the audits of the Company’s financial statements, including monitoring the independence, qualifications and performance of the Company’s independent registered public accounting firm. In this capacity, the Audit Committee: (i) determines the compensation of, evaluates and, when appropriate, replaces the Company’s independent registered public accounting firm; (ii) pre-approves all audit and permitted non-audit services; and (iii) reviews the scope and results of each fiscal year’s outside audit. The fiscal 2013 members of the Audit Committee were Messrs. Levin, who chaired the committee, Borowiec, and Mulroy. The Board determined that the members of the Audit Committee during fiscal 2013 were independent as defined under Rule 10A-3(b) promulgated by the Securities and Exchange Commission (the “SEC”) and that Mr. Mulroy is an “audit committee financial expert” for purposes of the rules and regulations of the SEC. Additionally, the Board determined that each of Messrs. Levin, Borowiec and Mulroy understood fundamental financial statements, including a balance sheet, income statement and cash flow statement, and met the other requirements for audit committee members prescribed by the NASDAQ Listing Rules. While none of the Company’s securities are listed for trading on the NASDAQ stock market and the company is therefore not required to meet the NASDAQ Listing Rules, the Board has elected to maintain the audit committee standards of the NASDAQ Listing Rules. The Audit Committee met four times during fiscal 2013.

Compensation Committee

The Compensation Committee assists the Board by discharging the Board’s responsibilities with respect to the compensation and benefits of the Company’s executive officers and directors. In this regard, the Compensation Committee evaluates and administers the Company’s compensation policies and programs. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the CEO, evaluates the CEO’s performance and sets the CEO’s compensation level based on this evaluation. For other Company executives, the Compensation Committee reviews and approves corporate goals and objectives, evaluates, in consultation with the CEO as the Compensation Committee deems appropriate or necessary, executive performance and sets compensation levels. In addition to executive compensation, the Compensation Committee reviews and assists the Board in establishing compensation policies for directors and committees of the Board. The Compensation Committee also administers the Company’s incentive and equity-based compensation plans. During fiscal 2013, the Compensation Committee was composed of Messrs. Cadwallader, who chairs the committee, Borowiec and LeBuhn.

In accordance with its charter, the Compensation Committee has the sole authority, as it deems appropriate, to retain and/or replace any compensation and benefits consultants and other outside experts or advisors as the Compensation Committee believes to be necessary, desirable or appropriate. The Compensation Committee did not use the services of any outside experts or advisors during fiscal 2013. The Compensation Committee met four times during fiscal 2013.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying, evaluating and recommending candidates for election to the Board and its Committees, including reviewing and evaluating the size, structure and composition of the Board and its Committees. The Nominating and Corporate Governance Committee’s corporate governance responsibilities include providing oversight for evaluating the Board and management, and developing, recommending and reassessing the Company’s corporate governance guidelines and overall corporate governance of the Company. During fiscal 2013, the Nominating and Corporate Governance Committee was composed of Messrs. LeBuhn, who chaired the committee, Borowiec and Cadwallader. The Nominating and Corporate Governance Committee met two times during fiscal 2013.

Special Finance Committee

The Special Finance Committee was formed in January 2013 and was comprised of one management director, Mr. Lanni, and two non-management directors, Mr. Borowiec and Mr. Levin, who chairs the committee. The purpose of the Special Finance Committee was to negotiate and determine whether or not to approve (i) any debt or equity financing transaction with Elkhorn Partners Limited Partnership (“Elkhorn”), and (ii) any agreements that might be entered into with or any legal actions that might be taken against Broadwood. In March 2013, subsequent to completing the Elkhorn transactions described herein, Mr. Cadwallader was appointed as a fourth member of the committee and the purpose of the committee was expanded to include and address the continuing financing requirements of the Company. As of the date of this proxy statement, the Committee has met twice since its formation in January 2013.

Committee Charters

The Board has adopted written charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, which set forth the roles and responsibilities of each of these committees. Each of the committee charters is available on the Company’s website at www.comarco.com. Information provided on the Company’s website, however, does not form a part of this proxy statement. The role and responsibilities of the Special Finance Committee are determined from time to time by resolution of the Board.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that, except for Mr. Lanni, each individual who served as a member of the Board during fiscal 2013 was an “independent director” within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules. Mr. Lanni was not considered independent as he was employed by the Company as its President and Chief Executive Officer during fiscal 2013. Each of the Company’s current directors (excluding Mr. Lanni) are independent directors within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules. While none of the Company’s securities are listed for trading on the NASDAQ stock market and the company is therefore not required to meet the NASDAQ Listing Rules, the Board has elected to maintain the independence standards of the NASDAQ Listing Rules.

Executive Sessions of Independent Directors

It is the policy of the Board that the Company’s independent directors meet separately without management directors at least twice each year, before or after regularly scheduled Board meetings, to discuss such matters as the independent directors consider appropriate. The Chairman of the Board presides at meetings of the independent directors. During fiscal 2013, the Company’s independent directors met separately in executive session four times.

Shareholder and Interested Party Communications with the Board of Directors

Shareholders who desire to communicate with the Board or any director regarding any matter pertinent to the Company’s business or affairs may do so by writing to the Comarco Board of Directors, Comarco, Inc., 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630, marked to the attention of an individual director’s name or to the Chairman of the Board.

The Company also has established a “Compliance Hotline” as a means of receiving and directing concerns from employees and any other persons relating to complaints regarding any accounting, internal audit controls or auditing matters. Confidential, anonymous reports of accounting and audit concerns may be made 24 hours a day, seven days a week. Communications may be confidential or anonymous, and may be communicated by calling the Compliance Hotline at: (800) 850-4727.

In addition, anyone who has a concern about the conduct of the Company or any of its officers or employees, or about the Company’s accounting, internal controls, disclosure controls and procedures, auditing, compensation or governance matters may communicate that concern directly to the Audit Committee, the Nominating and Corporate Governance Committee or the Compensation Committee, as appropriate in light of the specific concern involved by writing to the Chairman of the committee to which the comment is addressed, Comarco Board of Directors, Comarco, Inc., 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630. Any concerns relating to accounting, internal controls, disclosure controls and procedures, auditing, corporate conduct or conduct of any corporate officer or employee shall be forwarded to the Chairman of the Audit Committee. The Company’s policies prohibit retaliation or adverse action against anyone for raising or helping to resolve an integrity concern.

Shareholder Recommendations of Director Candidates

The Nominating and Corporate Governance Committee considers candidates for nomination to serve as directors proposed by any shareholder of the Company. Any shareholder recommendation is forwarded to the Chairman of the Nominating and Corporate Governance Committee.

A shareholder must provide the following supporting information to recommend a candidate for nomination: name; age; business and residence addresses; principal occupation or employment; the number of shares of the Company’s common stock held by the candidate; a resume of his or her business and educational background; the information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee as a director; and a signed consent of the candidate to serve as a director, if nominated and elected. The Nominating and Corporate Governance Committee, after reviewing this information, will determine whether the candidate meets the qualifications for committee-recommended candidates, including the objectives for the composition of the Board as a whole. The Nominating and Corporate Governance Committee does not evaluate any candidate for nomination as director any differently because the candidate was recommended by a shareholder.

Evaluation of Director Candidates

The Nominating and Corporate Governance Committee encourages the selection of directors who will contribute to the Company’s overall corporate goals of creation and preservation of shareholder value and technology leadership. At a minimum, candidates recommended by the Nominating and Corporate Governance Committee must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders.

The Board will solicit recommendations for nominees from persons that the Board believes are likely to be familiar with qualified candidates. These persons may include members of the Board, shareholders of the Company and management of the Company. The Board may also engage a professional search firm to assist in identifying qualified candidates. If a search firm is engaged, the Board shall set its fees and scope of engagement.

Comarco’s Corporate Governance Guidelines set forth criteria which the Nominating and Corporate Governance Committee apply when evaluating the suitability of individual candidates for election or re-election to the Board. These criteria include, amongst others, the candidate’s integrity, business acumen, experience, judgment, commitment, diligence, conflicts of interest and ability to act in the interests of all shareholders. Additionally, the Nominating and Corporate Governance Committee considers the backgrounds and qualifications of the directors, as a group, to provide a diversity of background, experience, knowledge and ability to assist the Board in fulfilling its duties. When determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee takes into account the director’s past attendance at, and participation in, meetings of the Board and its committees and contributions to their activities.

Code of Ethics

The Audit Committee has adopted a Code of Ethics for Senior Financial Officers to promote and provide for honest and ethical conduct by the Company’s Senior Financial Officers, as well as for full, fair, accurate and timely financial management and reporting. The Company’s Senior Financial Officers include the Chief Executive Officer and the Chief Accounting Officer. The Company expects these financial officers to act in accordance with the highest standards of professional integrity, to: provide full and accurate disclosure in reports and other documents filed with the SEC, other regulators and in any public communications; comply with all applicable laws, rules and regulations; and deter wrongdoing. The Code of Ethics for Senior Financial Officers is available on the Company’s website at www.comarco.com. We will post any amendment to this code, as well as any waivers that are required to be disclosed by the rules of the SEC, on our website promptly following the date of such amendment or waiver. The Company will provide a copy of this document to any person, without charge, upon receipt of a request addressed to the Corporate Secretary at Comarco, Inc., 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630.

Transactions with Related Persons

Elkhorn Partners Transactions Summary

On February 11, 2013, the Company and Elkhorn entered into a Secured Loan Agreement (the “Elkhorn Loan Agreement”) and a Stock Purchase Agreement (the “Elkhorn SPA”), and certain related agreements, which are described below (collectively, the “Elkhorn Agreements”). As shown in the beneficial ownership table in this proxy statement under the heading “Security Ownership of Certain Beneficial Owners and Management”, Elkhorn is a significant shareholder of the Company. In addition, Wayne Cadwallader, Managing Partner – Research for Elkhorn Partners L.P. is (and was at the time of the transactions described below) one of our board members.

Pursuant to the Elkhorn Agreements, Elkhorn made a $1.5 million senior secured loan to the Company with a maturity date of November 30, 2014 and purchased a total of 6,250,000 shares of the Company’s common stock at a cash purchase price of $0.16 per share, generating an additional $1.0 million of cash for the Company. The average of the closing prices of the Company’s common stock in the over-the-counter market for the five trading days immediately preceding February 11, 2013 was $0.14 per share and, for the 29 trading days that began on January 2, 2013 and ended on February 8, 2013, was $0.158 per share. On February 11, 2013, the Company used approximately $2.1 million of the proceeds of $2.5 million from the Elkhorn Loan and the sale of the shares to Elkhorn to pay the entire principal amount of and all accrued interest on the Broadwood Loan (described below).

Secured Loan Agreement with Elkhorn Partners

The Elkhorn Loan, which is evidenced by a promissory note (the “Elkhorn Note”), issued by the Company to Elkhorn, bears interest at 7% for the first 12 months of the Elkhorn Loan, increasing to 8.5% thereafter and continuing until the Elkhorn Loan is paid in full. The Elkhorn Loan matures on November 30, 2014 (the “Maturity Date”); however, the Company has the right, at its option, to prepay the Elkhorn Loan, in whole or in part, without penalty or premium.

The Elkhorn Loan Agreement provides that if and to the extent the Company does not pay the Elkhorn Loan in full by its Maturity Date, then, Elkhorn will have the right, at its option (but not the obligation), to convert the then unpaid balance of the Elkhorn Loan, in whole or in part, into shares of Company common stock at a conversion price of $0.25 per share. That conversion price is subject to possible adjustment on (i) certain sales of Company common stock at a price lower than $0.25 per share, (ii) stock splits of, stock dividends on and any reclassification of the Company’s outstanding shares, and (iii) certain mergers or reorganizations of the Company, as provided in Article III of the Elkhorn Loan Agreement.

The Elkhorn Loan Agreement contains customary representations and warranties of and affirmative and negative covenants on the part of the Company and its wholly owned subsidiary, Comarco Wireless Technologies, Inc. (“CWT”). The Agreement also provides that the Elkhorn Loan, together with accrued interest, will become immediately due and payable upon the occurrence of an Event of Default, which is defined in the Elkhorn Loan Agreement to include each of the following, among others: (i) a failure of the Company to pay the principal of or accrued interest on the Elkhorn Loan which continues unremedied for three calendar days (except that such grace period shall not apply to amounts due at the Maturity Date of the Loan), (ii) the Company or CWT commits a breach of any of their other material obligations under the Elkhorn Loan Agreement or under any of the related debt related agreements and the breach which remains uncured for a period ranging from 15 days to 30 days (depending on the nature of the breach) following receipt of notice of the breach from Elkhorn; (iii) any of the representations or warranties of the Company or CWT contained in the Elkhorn Loan Agreement prove to have been untrue or incorrect in any material respect, (iv) the Company or CWT fails to pay indebtedness in the amount of $200,000 or more owed to any other creditor, as defined in the Elkhorn Loan Agreement, (v) one or more judgments are entered against the Company or CWT in an aggregate amount of $200,000 or more, which are not satisfied, discharged, stayed or bonded against within the succeeding 30 days, and (vi) the filing by the Company of a voluntary petition in bankruptcy or the Company’s failure to obtain the dismissal, within 60 days, of an involuntary petition filed against it in bankruptcy, or a receiver or liquidator is appointed over, or an attachment is issued against a substantial part of the assets of the Company or CWT, which in either case remains undismissed for the succeeding 30 days.

Upon the occurrence and during the continuance of an Event of Default, interest on the Elkhorn Loan will accrue at the lesser of (i) 15% per annum or (ii) the highest rate permitted by applicable law.

Elkhorn Stock Purchase Agreement

Concurrently with the Company’s entry into the Elkhorn Loan Agreement, the Company and Elkhorn entered into the Elkhorn SPA. Pursuant to that Agreement, the Company has sold 6,250,000 shares of its common stock to Elkhorn at a price of $0.16 per share, resulting in an aggregate purchase price of $1.0 million. As noted above, that purchase price compares to an average per share closing price for Comarco’s shares of $0.14 during the five trading days immediately preceding the sale of the shares to Elkhorn, and an average per share closing price of $0.158 for the 29 trading days that that began on January 1, 2013 and ended on February 8, 2013.

The purchase price of $0.16 per share paid by Elkhorn for those shares was determined by arms-length negotiations between Elkhorn and the members of a special committee of the Company’s Board of Directors, comprised of three of the directors who have no affiliation with Elkhorn and no financial interest, other than their interests solely as shareholders of the Company, in either the loan or share transactions with Elkhorn. That per share purchase price was determined based on a number of factors, including the Company’s inability, notwithstanding its best efforts, to raise additional capital from other prospective institutional investors during the six month term of the Broadwood Loan and the recent trading prices of the Company’s shares in the over-the-counter market, which averaged $0.14 per share during the five trading days immediately preceding the sale of the shares to Elkhorn, and $0.158 per share over the 29 trading days that that began on January 2, 2013 and ended on February 8, 2013.

Broadwood Senior Secured Six Month Term Loan Agreement

The Company entered into a Senior Secured Six Month Term Loan Agreement dated July 27, 2012 (the “Broadwood Loan Agreement”) with Broadwood, a partnership managed by Broadwood Capital, Inc., the general partner of Broadwood. As shown in the beneficial ownership table in this proxy statement under the heading “Security Ownership of Certain Beneficial Owners and Management”, Broadwood is a significant shareholder of the Company. In addition, Richard LeBuhn, Senior Vice President of Broadwood Capital, Inc. (the general partner of Broadwood), is (and was at the time of the transactions described below) one of our board members.

Pursuant to that Agreement, Broadwood made a $2,000,000 senior secured six month loan (the “Broadwood Loan”) to the Company and to CWT, as co-borrower. The Broadwood Loan bore interest at 5% per annum, ranked senior in right of payment to all other indebtedness of the Company and was due and payable in full on January 28, 2013. The Company originally intended to repay the Broadwood Loan and accrued interest from the $3.0 million in proceeds that was expected to be received from Broadwood in the fourth quarter of fiscal 2013, pursuant to the Stock Purchase Agreement (“Broadwood SPA”) discussed below.

On January 28, 2013, the maturity date of the Broadwood Loan, the Company was informed by Broadwood, that it was Broadwood’s position that one or more of the conditions precedent to its obligation to purchase the Company’s shares pursuant to the Broadwood SPA had not been satisfied and, as a result, Broadwood would not consummate that purchase and, therefore, the Company would have to repay the Broadwood Loan in cash. Subsequent to the fiscal year-ended January 31, 2013, the Company repaid the amounts outstanding under the Broadwood Loan Agreement in full from the Elkhorn proceeds discussed above.

Broadwood Stock Purchase Agreement and Stock Purchase Warrants

Concurrently with the execution of the Broadwood Loan Agreement, the Company and Broadwood entered into the Broadwood SPA. That agreement provided for the purchase by Broadwood of up to 3,000,000 shares of the Company’s common stock (the “Shares”), at a price of $1.00 per Share, subject to the following conditions: (i) during the six month term of the Broadwood Loan, the Company would use its best commercial efforts to raise at least $3.0 million from the sale of additional equity securities to other investors, which could include other shareholders of the Company, and (ii) the Company remained in compliance with its covenants under the Broadwood Loan Agreement. The Broadwood SPA provided that if, at any time between July 27, 2012 and July 27, 2013, the Company sells any shares of its common stock (or sells or issues securities that are convertible or exercisable into shares of common stock) at a price less than $1.00 per share, the Company will be required to issue outright to Broadwood, without additional consideration from it, a number of additional Shares (the “Make-Whole Shares”) sufficient to reduce the per share price paid by Broadwood for the total number of the Shares and Make-Whole Shares issued under the Broadwood SPA to that lower price.

As consideration for the Broadwood Loan and Broadwood’s entry into the Broadwood SPA, on July 27, 2012 the Company issued stock purchase warrants (the “Warrants”) to Broadwood entitling it to purchase up to a total of 1,704,546 shares of the Company’s common stock (the “Warrant Shares”), at a price of $1.00 per Warrant Share, at any time through July 2020.

On July 27, 2012, the Company also entered into a Warrant Commitment Letter, which provided that if the Company raised less than $3.0 million from sales of equity securities to other investors during the six month term of the Broadwood Loan, then Broadwood will receive an additional Warrant (the “Additional Warrant”) entitling it to purchase, also at a price of $1.00 per share, an amount of shares of the Company’s common stock to be determined based on a formula in the Warrant Commitment Letter, with such amount not to exceed 1,000,000 additional shares (the amount of such additional shares, “Additional Warrant Shares”). The exercise price is to be adjusted if the Company completes subsequent financings at less than the current exercise price as described below.

The Warrants, including the Additional Warrant, provide that if the Company sells shares of its common stock (or any securities that are convertible or exercisable into shares of Company common stock) at a price less than $1.00 per share, then, subject to certain exceptions (including grants of stock incentives and sales of shares to officers, employees or directors under the Company’s equity incentive plans and issuances of shares in business acquisitions), the exercise price of the Warrants, including the Additional Warrant, then outstanding will be reduced to that lower price and the number of Warrant Shares purchasable by Broadwood on exercise of the Warrants and the Additional Warrant will be proportionately increased.

The Warrants and the Additional Warrant (collectively, the “Broadwood Warrants”) also grant to Broadwood the right to require the Company (i) to register the Warrant Shares under the Securities Act of 1933, as amended (the “Securities Act”) for possible resale and (ii) to include the Warrant Shares in any registration statement that the Company may file to register, under the Securities Act, the sale of Company shares for cash.

As noted above, the Company was informed by Broadwood on January 28, 2013, that it was Broadwood’s position that one or more of the conditions precedent to its obligation to purchase the Company’s shares pursuant to the Broadwood SPA had not been satisfied and, as a result, Broadwood would not consummate that purchase.

The Company’s position is that, contrary to Broadwood’s assertions, all of the conditions under the Broadwood SPA had been satisfied, and Broadwood’s refusal to purchase 3,000,000 shares of Company common stock, at the price of $1.00 per share, constituted a material breach by Broadwood of its obligations under the Broadwood SPA. As a result, as of the date of filing this report, the Company has not issued any Additional Warrant Shares to Broadwood and each party has reserved its rights under and with respect to the Broadwood SPA and the Broadwood Warrants.

Related party relationships

Chad Giacopelli, the son-in-law of Mr. Lanni, our Chief Executive Officer, was employed by the Company during fiscal 2013 and during fiscal 2014 through his separation as our IT Network Technician. Our Chief Executive Officer did not directly supervise Mr. Giacopelli nor was he involved in the determination of Mr. Giacopelli's compensation.

Policy on Related Person Transactions

Our Board of Directors has adopted a written policy and procedures for the review of any transaction, arrangement or relationship in which the Company was or is to be a participant and one of our executive officers, directors, director nominees or a 5 percent shareholder (or any member of the immediate family of any of the foregoing), or any entity in which persons listed above, either individually or in the aggregate, have a greater than 10 percent ownership interest, each of whom we refer to as a “related person,” has or will have a direct or indirect material interest. We refer to these transactions as “related person transactions.” The policy is administered by the Audit Committee.

The policy calls for any proposed related person transaction to be reviewed and approved by our Audit Committee. Whenever practicable, the Committee will review, and, in its discretion, may approve the related person transaction in advance, but the policy also permits the Committee to consider and ratify transactions that have already occurred, when necessary. Any related person transactions that are ongoing in nature will be reviewed annually. The Committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances. The policy also requires Committee review and approval of (1) any charitable contribution to an organization in which a related person serves as a director or trustee or is actively engaged in fund-raising and (2) any proposed transaction in which a related person may participate that involves a corporate opportunity of potential value to the Company. The policy provides that certain de minimis transactions do not create a material direct or indirect interest on behalf of related parties and, therefore, are not covered under the policy.

The Audit Committee may approve a related person transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interest of the Company and its shareholders. If the Audit Committee determines not to approve or ratify a related person transaction, the transaction shall not be entered into or continued, as the case may be. No member of the Committee will participate in any review or determination with respect to a related person transaction if the Committee member or any of his or her immediate family members is the related person.

During fiscal 2013, the Board of Directors established the Special Finance Committee, comprised solely of directors determined by the Board to be disinterested from Elkhorn and Broadwood, and delegated to that committee the authority to negotiate, consider and determine whether or not to approve (i) any debt or equity financing transactions with Elkhorn and (ii) any agreements that might be entered into with or any legal actions that might be taken against Broadwood. For these purposes, a director would be deemed to be disinterested if he has no relationships with Elkhorn or Broadwood and has no financial interest (other than as a shareholder of Comarco) in any transactions that might be entered into or consummated with Elkhorn or in any agreements that might be negotiated with or actions that might be taken against Broadwood.

Since February 1, 2011, except as described above under the heading “Transactions with Related Persons,” the Company has not been a party to, and has no plans to be a party to, any transaction or series of transactions in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Non-Employee Director Compensation

The annual cash retainer payable in fiscal 2013 to our non-employee directors was $7,800 per year. Additional annual retainers for the Audit Committee Chairman, Compensation Committee Chairman and Nominating and Governance Chairman were $2,400, $1,200 and $1,200, respectively. The additional annual retainer for the Chairman of the Board was $14,400 from January 1, 2012 through July 31, 2012. Upon the appointment of Mr. Silverman as Chairman of the Board, effective July 28, 2012, the Chairman of the Board’s annual retainer increased to $148,200. The Chairman of the Board’s retainer increased because the Board terminated the former interim Chief Executive Officer and appointed Mr. Lanni as the Chief Executive Officer, and the Board felt that greater oversight was needed during the transition. Effective May 1, 2013, the additional retainer paid to the Chairman of the Board was reduced to $76,200. These cash retainers were paid monthly through December 2012 and were paid quarterly, in arrears, beginning on January 1, 2013. Non-employee directors who serve on, but do not chair, a committee of the Board are not paid any separate annual retainers for service on such committee. No separate meeting fees are paid for attendance at any Board or committee meetings. From time to time we may grant equity-based compensation to our non-employee directors, but we do not have any formal policy under which such grants are made.

Director Compensation Table

The following table details the cash retainers and fees, as well as equity compensation in the form of stock awards earned by our non-employee directors during fiscal 2013:

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Paul Borowiec	$7,800	$7,600	$15,400
Wayne G. Cadwallader	$9,000	$8,550	$17,550
Richard T. LeBuhn	$9,000	$8,550	$17,550
Michael R. Levin	$17,400	$8,550	$25,950
Michael H. Mulroy	$7,800	$7,600	$15,400
Louis E. Silverman	$79,677	$42,500	$122,177

(1)

This column represents the grant date fair value of stock options granted to the non-employee directors in fiscal 2013, in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. On August 2, 2012, Mr. Silverman was granted 250,000 stock options under the Company’s 2011 Equity Incentive Plan (the “2011 Plan”), which awards vested on August 2, 2013. On October 18, 2012 each of Messrs. Cadwallader, LeBuhn and Levin were granted 45,000 stock options and each of Messrs. Borowiec and Mulroy were granted 40,000 stock options from the 2011 Plan, which awards vested on October 18, 2013. As of January 31, 2013, the aggregate amount of restricted share units outstanding for Mr. LeBuhn was 4,326. None of the other directors had any restricted share units outstanding. The aggregate amount of options outstanding on such date was 40,000, 45,000, 60,000 45,000, 40,000 and 250,000 for Messrs. Borowiec, Cadwallader, LeBuhn, Levin, Mulroy and Silverman, respectively. Amounts shown reflect accounting expenses and do not reflect whether the recipient has actually realized a financial benefit from the awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 The following table sets forth information concerning the beneficial ownership of the Company’s common stock as of November 29, 2013 by:

•	each member of the Board;

•

  each of the Company’s current executive officers named in the “Summary Compensation Table” included in the “Executive Compensation” section of this proxy statement (collectively, the “named executive officers”);

•	all of the Company’s directors and executive officers as a group; and

•	each person or entity known to the Company that beneficially owns more than 5 percent of the Company’s common stock.

 Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated below, the address of each beneficial owner is c/o Comarco, Inc., 25541 Commercentre Drive, Suite 250, Lake Forest, California, 92630. Unless otherwise indicated below, the Company believes that each of the persons listed in the table (subject to applicable community property laws) has the sole power to vote and to dispose of the shares listed opposite the shareholder’s name.

The percentages of common stock beneficially owned are based on 14,684,165 shares of the Company’s common stock outstanding at November 29, 2013.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Paul Borowiec	467,520	(1)	3.2%
Wayne G. Cadwallader(7)	187,500	(2), (3)	1.3%
Alisha K. Charlton	100,925	(2), (3)	*
Thomas W. Lanni(7)	380,470	(2), (3)	2.6%
Richard T. LeBuhn(7)	234,801	(2), (3)	1.6%
Michael R. Levin	144,099	(2), (3)	1.0%
Donald L. McKeefery	166,141	(2)	1.1%
Michael H. Mulroy	110,000	(2), (3)	*
Louis E. Silverman	325,000	(2), (3)	2.2%
All Directors, Director Nominees and Executive Officers as a group (9 persons)	2,116,456	(2)	13.7%
T. Rowe Price Associates, Inc. T. Rowe Price Small-Cap Value Fund, Inc. 100 East Pratt Street
Baltimore, MD 21202	674,623	(4)	4.6%
Broadwood Partners, L.P. Broadwood Capital, Inc.
Neal Bradsher 724 Fifth Avenue, 9th Floor
New York, New York 10019	3,268,682	(5)	19.9%
Elkhorn Partners Limited Partnership 222 Skyline Drive Elkhorn, NE 68022	6,939,872	(6)	47.3%

*	Indicates less than 1 percent of the outstanding shares of common stock.
(1)

Mr. Borowiec holds an indirect beneficial ownership in 352,520 of these shares and has a pecuniary interest in such shares. Mr. Borowiec disclaims any beneficial ownership of such securities beyond his pecuniary interest therein. Includes 40,000 shares that Mr. Borowiec has the right to buy within 60 days of November 29, 2013 through the exercise of stock options and includes 40,000 shares subject to the risk of forfeiture in the event Mr. Borowiec’s association with the Company ends prior to certain future events or April 8, 2015.

(2)

Includes shares which the person has the right to acquire within 60 days of November 29, 2013. For Messrs. Cadwallader, Lanni, LeBuhn, Levin, McKeefery, Mulroy, Silverman and Ms. Charlton 45,000, 130,000, 60,000, 45,000, 121,000, 40,000, 250,000 and 28,500 shares listed in this column, respectively, include shares which may be acquired through the exercise of stock options. For all current directors and executive officers as a group, the shares indicated in this column include an aggregate of 759,500 shares that may be acquired through the exercise of stock options.

(3)

Includes shares which are subject to the risk of forfeiture. For Messrs. Cadwallader, Lanni, LeBuhn, Levin, Mulroy, Silverman and Ms. Charlton 45,000, 100,000, 45,000, 45,000, 40,000, 75,000 and 30,000 represent restricted shares that are subject to the risk of forfeiture in the event the individual’s association with the Company ends prior to certain future events or April 8, 2015.

(4)

Based on a Schedule 13G (Amendment 20) filed with the SEC on February 8, 2013. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 664,700 shares), for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such shares; however Price Associates expressly disclaims the beneficial ownership of such shares.

(5)

Includes an aggregate of 1,704,546 shares that may be acquired through the exercise of common stock purchase warrants, which Broadwood Partners L.P. has the right to exercise within 60 days of November 29, 2013. Based on a Schedule 13D (Amendment 11) filed with the SEC on February 19, 2013 by Broadwood Partners, L.P. (“Broadwood Partners”), Broadwood Capital, Inc. (“Broadwood Capital”), the general partner of Broadwood Partners and Neal C. Bradsher, the President of Broadwood Capital. Broadwood Partners and Broadwood Capital have shared power voting and dispositive power for 3,253,182 shares; however, Broadwood Partners and Broadwood Capital specifically disclaim beneficial ownership of such shares. Neal C. Bradsher has the sole voting and dispositive power for 15,500 shares and the shared voting and dispositive power for 3,253,182.

(6)	Based on a Schedule 13D (Amendment 8) filed with the SEC on February 13, 2013 by Elkhorn Partners Limited Partnership, which has sole voting and dispositive power for 6,939,872 shares.

(7)

Each of Messrs. Cadwallader, Lanni and LeBuhn entered into a Stock Purchase Agreement with the Company during the first quarter of fiscal 2014 and each purchased 62,500 shares at a purchase price of $0.16 per share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules issued thereunder, the Company’s executive officers, directors and persons that own more than 10 percent of the Company’s common stock are required to file with the SEC reports of ownership and changes in ownership of common stock and furnish the Company copies of all such reports. During fiscal 2013, one Form 4 for each of Messrs. Lanni and McKeefery and Ms. Charlton was not filed timely to report the forfeiture of shares in satisfaction of applicable withholding taxes on the vesting of previously awarded restricted shares. The Form 4 for Mr. McKeefery and Ms. Charlton covered two transactions reported untimely and the Form 4 for Mr. Lanni covered three transactions reported untimely and each Form 4 was filed in fiscal 2014.

Other than the instances noted above, the Company believes that during fiscal 2013, its executive officers, directors and persons that owned more than 10 percent of the Company’s common stock complied with the Section 16(a) reporting requirements on a timely basis, based on the reports received by the Company or written certifications received by the Company from its executive officers and directors.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table sets forth information as of November 29, 2013 concerning the other executive officer of the Company (other than Mr. Lanni, whose biographical information appears in the disclosure under the Election of Directors section above) and its subsidiary, Comarco Wireless Technologies, Inc. Ms. Charlton serves at the pleasure of the Board of Directors, subject to the terms of a severance compensation agreement with the Company.

Name	Age	Position
Alisha K. Charlton	44	Vice President, Chief Accounting Officer and Corporate Secretary

Alisha Charlton has over 20 years of experience in accounting and finance. Ms. Charlton joined the Company as Assistant Controller in October 2000, became Corporate Controller in May 2003 and became Vice President, Corporate Controller and Secretary in March 2008. Ms. Charlton was appointed Chief Accounting Officer on April 19, 2011 and currently serves as the Company’s principal financial officer and principal accounting officer. Before joining the Company, Ms. Charlton held various accounting and finance positions with CKE Restaurants, Inc. (“CKE”) from 1995 to 2000, including Director, Controller of Santa Barbara Restaurant Group, Inc., a CKE affiliate. Prior to joining CKE, Ms. Charlton was a certified public accountant and supervisor with KPMG Peat Marwick (now KPMG LLP). Ms. Charlton holds a B.A. in Business Economics with High Honors from the University of California, Santa Barbara.

There are no family relationships among any of the Company’s executive officers and directors.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation earned by each of the three named executive officers of the Company for fiscal 2013 and 2012. The amounts shown include compensation for services in all capacities that were provided to the Company.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Equity Awards(1) ($)	Vacation Payouts ($)	All Other Compensation(3) ($)	Total ($)
Thomas W. Lanni	2013	$230,006	$12,800	$8,416	$46,861	$298,083
President & Chief Executive Officer	2012	$222,510	$13,200	$11,058	$50,909	$297,677
Alisha K. Charlton	2013	$176,613	$6,400	$—	$10,555	$193,568
Vice President & Chief Accounting Officer	2012	$176,613	$7,800	$5,944	$47,654	$238,011
Donald L, McKeefery(2)	2013	$185,016	$6,400	$10,674	$36,476	$238,566
Vice President & Chief Operating Officer	2012	$180,014	$7,800	$8,895	$55,312	$252,021

(1)

This column represents the grant date fair value of restricted stock units granted to the named executive officers in fiscal 2013 and 2012, in accordance with the Stock Compensation Topic of the FASB Accounting Standards Codification. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. The assumptions used in calculating the fair value of these stock options can be found under Note 10 to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2013. On July 5, 2011, each of Messrs. Lanni and McKeefery and Ms. Charlton were granted 30,000 restricted share units under the 2005 Plan, each of which vested in full on July 5, 2012. On December 8, 2011, Mr. Lanni was granted 30,000 restricted share units under the 2011 Plan, which vested on December 8, 2012. On February 1, 2012, Mr. Lanni was granted 80,000 restricted shares under the 2011 Plan, which vested on January 31, 2013. On February 1, 2012, Mr. McKeefery and Ms. Charlton were each granted 40,000 restricted shares under the 2011 Plan, which vested on January 31, 2013. Amounts shown reflect accounting expenses and do not reflect whether the recipient has actually realized a financial benefit from the awards.

(2)	Mr. McKeefery resigned on October 4, 2013.

(3)	The amounts reported above under the heading “All Other Compensation” consist of the following:

		All Other Compensation ($)
Name	Year	Insurance Premiums	Medical Expenses(4)	Tax Gross-Ups(5)	401(k) Contributions	Total
Thomas W. Lanni	2013	$46,861	$—	$—	$—	$46,861
	2012	$43,409	$5,000	$2,500	$—	$50,909
Alisha K. Charlton	2013	$1,724	$—	$—	$8,831	$10,555
	2012	$38,866	$—	$—	$8,788	$47,654
Donald. L. McKeefery	2013	$34,519	$—	$—	$1,957	$36,476
	2012	$41,736	$5,000	$2,500	$6,076	$55,312

(4)	This column represents cash payments made to our named executive officers to reimburse them for out-of-pocket medical expenses.

(5)	This column represents cash payments made to reimburse our named executive officers for taxes imposed on Company reimbursed out-of-pocket medical expenses.

2013 Outstanding Equity Awards at Fiscal Year-End Table

The following tables sets forth certain information with respect to outstanding grants of plan-based awards to the named executive officers at January 31, 2013.

Option Awards
	Number of Securities Underlying Unexercised Options			Option
Name	Exercisable (#)	Unexercisable (#)		Exercise Price ($)	Option Expiration Date
Thomas W. Lanni	10,000	—		$9.89	02/03/2014
	20,000	—		$10.43	6/19/2016
	60,000	40,000	(2)	$1.09	11/11/2018
Alisha K. Charlton	5,000	—		$8.08	9/09/2013
	10,000	—		$8.38	02/04/2015
	11,100	7,400	(2)	$1.20	12/15/2018
Donald L. McKeefery(1)	11,000	—		$8.64	12/6/2015
	10,000	—		$10.43	6/19/2016
	60,000	40,000	(2)	$1.09	11/11/2018

(1)	Mr. McKeefery resigned on October 4, 2013 and all option granted to Mr. McKeefery expire 90 days after the date of his resignation.
(2)	These shares will vest when and if the closing price of the Company’s common stock is $5.00 or greater for 90 consecutive days.

Restricted Stock Unit Awards
	Number of Securities Underlying Restricted Stock Units
Name	(#) Granted	Stock Price at Date of Issue	Vesting Date
Thomas W. Lanni	80,000	$0.16	01/31/2013
Alisha K. Charlton	40,000	$0.16	01/31/2013
Donald L. McKeefery	40,000	$0.16	01/31/2013

Potential Payments Upon Change of Control

The Company and Mr. Lanni and Ms. Charlton are parties to Severance Compensation Agreements, which provide that, if, within 24 months following a “Change in Control” (as defined in such agreements), he or she is terminated by us other than for “Cause” (as defined in such agreements) or ceases to be employed by us for reasons other than because of death, disability, retirement or Cause, or he or she terminates his or her employment with us for “Good Reason” (as defined in such agreements), then he or she is entitled to receive a lump sum cash payment equal to the sum of his or her annual base salary plus his or her annual incentive compensation bonus assuming 100 percent satisfaction of all performance goals thereunder. Assuming, hypothetically, that the relevant triggering events took place on January 31, 2013, the last day of fiscal 2013, Mr. Lanni and Ms. Charlton would have been entitled to receive $230,006 and $176,613 under such agreements, respectively.

Although the contemplated sale of shares of common stock and the issuance of the Warrants and possible issuance of the Additional Warrant Shares by the Company to Broadwood Partners, L.P. (“Broadwood”), discussed under the heading “Transactions with Related Persons” above, could result in a change of control for purposes of the severance compensation agreements, each of the executives who are parties to those agreements has waived their rights to receive payments under those agreements in the event that a change of control occurs as a result of the sale of shares and the issuance of Warrants and Additional Warrants to Broadwood.

Additionally, as a result of the Company’s sale of the 6,250,000 shares of common stock to Elkhorn, subsequent to our 2013 fiscal year end, discussed under the heading “Transactions with Related Persons” above, Elkhorn’s beneficial ownership of the Company has increased from approximately 9% to approximately 49% of the Company’s outstanding voting stock, making Elkhorn the Company’s largest shareholder and resulting in a change of control for purposes of the severance compensation agreements. Each of the executives who are parties to those agreements has waived their rights to receive payments under those agreements as a result of the change in Elkhorn’s beneficial ownership of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 31, 2013 with respect to shares of common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options or Vesting of Restricted Stock Units	Weighted-Average Exercise Price of Outstanding Options and Grant Price of Outstanding Restricted Stock Units	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,068,826	$1.11	455,224
Equity compensation plans not approved by security holders	—	—	—
Total	1,068,826	$1.11	455,224

Compensation and Risk Management

The Company’s Compensation Committee and Board of Directors have reviewed the Company’s executive and employee compensation practices to analyze whether or not they create improper incentives that would result in a material risk to the Company. Based on this review and analysis, the Compensation Committee and the Board of Directors has determined that none of the Company’s compensation practices for its executive officers or employees is reasonably likely to have a material adverse effect on the Company.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers, commonly referred to as the “say-on-pay” vote. In accordance with the Exchange Act requirements, we are providing our shareholders with an opportunity to express their views on our named executive officers’ compensation. Although this advisory vote is nonbinding, our Board of Directors and Compensation Committee will review and consider the voting results when making future decisions regarding our named executive officer compensation and related executive compensation programs.

We encourage shareholders to read the “Executive Compensation” section in this proxy statement, including the compensation tables and the related narrative disclosure, which describes the structure and amounts of the compensation of our named executive officers in fiscal year 2013. The compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment. The Compensation Committee and our Board of Directors believe that our executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our shareholders.

Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and any other related disclosure in this proxy statement.”

THE BOARD RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to vote, on a nonbinding, advisory basis, on the frequency of future advisory votes to approve the compensation of our named executive officers as reflected in Proposal 3 above. Shareholders may indicate whether they prefer that we conduct future advisory votes to approve the compensation of our named executive officers every one, two or three years. Shareholders also may abstain from casting a vote on this proposal.

The Board of Directors has determined that holding an advisory vote to approve the compensation of our named executive officers every year is the most appropriate policy at this time, and recommends that future advisory votes to approve the compensation of our named executive officers occur every year. Our Board of Directors recognizes the importance of receiving regular input from our shareholders on important issues such as our compensation programs.

Shareholders will be able to specify one of four choices for this proposal: one year, two years, three years, or abstain. The voting frequency option that receives the highest number of votes cast by shareholders will be deemed the frequency for the advisory vote on executive compensation that has been selected by shareholders. Although this advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers is nonbinding, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when determining the frequency of future advisory votes to approve the compensation of our named executive officers.

OUR BOARD RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR “ONE YEAR”
WITH RESPECT TO THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR FISCAL 2014

The Audit Committee has appointed Squar, Milner, Peterson, Miranda & Williamson LLP (“Squar Milner”) as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2014 (“fiscal 2014”), and has requested the Board to submit this appointment for ratification by our shareholders at the Annual Meeting. The Audit Committee of the Board of Directors unanimously approved the engagement of Squar Milner.

A representative of Squar Milner is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

In the event that the shareholders do not ratify the appointment of Squar Milner as the Company’s independent registered public accounting firm for fiscal 2014, the appointment will be reconsidered by the Audit Committee. Even if the appointment is ratified by the shareholders, the Audit Committee in its discretion may dismiss Squar Milner, as the Company’s independent registered public accounting firm, and appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF

SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.

Audit Fees

The aggregate fees incurred and payable to Squar Milner for professional services rendered in connection with the audit and quarterly reviews of the Company’s consolidated financial statements during fiscal 2013 and 2012 were approximately $111,000 each year.

Audit-Related Fees

During fiscal 2013 we paid Squar Milner approximately $3,000 in connection with our S-8 filing. No similar expenses were incurred during fiscal 2012.

Tax Fees

In fiscal 2013 and 2012, we engaged Squar, Milner, Peterson, Miranda & Williamson LLP to assist us with preparation of the Company’s tax returns and incurred fees during these years of approximately $22,000 and $19,000, respectively.

All Other Fees

We paid Squar Milner approximately $11,000 each year for the audit of our Savings and Retirement Plan in fiscal 2013 and fiscal 2012, for the audits of our plan years ending December 31, 2011 and 2010, respectively.

Pre-Approval Policies and Procedures

It is the Company’s policy that all audit and non-audit services to be performed by the Company’s independent registered public accounting firm be approved in advance by the Audit Committee. All of the services provided in fiscal 2013 and 2012 were pre-approved.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary contained in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings with the SEC by reference, in whole or in part, the Audit Committee Report set forth below shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any such filing except to the extent that the Company specifically incorporates it by reference.

The Board has determined that each member of the Audit Committee of the Board (the “Audit Committee”) is an “independent director,” as defined under the NASDAQ Listing Rules and Rule 10A-3(b) of the Exchange Act. The Board has determined that Mr. Mulroy is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K. In accordance with the written charter of the Audit Committee adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Audit Committee rely, without independent verification, on the information provided to them, and on the representations made by, management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Management is responsible for: (i) the preparation, presentation and integrity of the Company’s financial statements; (ii) accounting and financial reporting principles; and (iii) the Company’s internal control over financial reporting and disclosure controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements relating to the fiscal year ended January 31, 2013 with both management and Squar Milner;

2. The Audit Committee has discussed with Squar Milner the Company’s independent registered public accounting firm, the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received written disclosures and a letter from Squar Milner required by the applicable rules of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Squar Milner their independence.

4. Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

The foregoing report is provided by the undersigned members of the Audit Committee.

THE AUDIT COMMITTEE

Michael R. Levin, Chairman

Paul Borowiec, Member

Michael H. Mulroy, Member

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2014

ANNUAL MEETING OF SHAREHOLDERS

The Bylaws set forth certain procedures for shareholder nominations of directors and shareholder proposals for other business to be conducted at an annual meeting of shareholders, which are referred to herein as the Nomination Procedures and Proposal Procedures, respectively.

Nominations for Directors at the 2014 Annual Meeting

No person will be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Procedures. Nominations of persons for election to the Board shall be made only at a meeting of shareholders and only (a) by or at the direction of the Board or any duly authorized committee thereof or (b) by any shareholder of the Company who is a holder of record on the record date for such meeting and complies with the Nomination Procedures.

Nominations by shareholders must be made in writing to the Secretary of the Company and must comply with all of the applicable requirements contained in the Bylaws (as the same may be amended and/or restated from time to time). Under the Nomination Procedures currently in effect, to be timely, such notice must be received not less than 45 days nor more than 75 days prior to the one-year anniversary of the date on which the Company first mailed its proxy materials for the immediately preceding year’s Annual Meeting of Shareholders; provided, however, that if the Annual Meeting is convened more than 30 days before, or delayed by more than 30 days after, the one-year anniversary of the immediately preceding year’s Annual Meeting of Shareholders, notice by the shareholder, to be timely, must be received by the Corporate Secretary at the above address not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which the date of such meeting is first publicly announced. Therefore, in order to be timely for the 2014 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not earlier than September 27, 2014 and not later than October 27, 2014, assuming that the 2014 Annual Meeting of Shareholders is held within 30 days of January 23, 2015. If you would like to submit a nomination please direct your request in writing to: Comarco, Inc., Attn: Corporate Secretary, 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630.

Shareholder Proposals for the 2014 Annual Meeting

Under the terms of the Proposal Procedures, to be properly brought at an annual meeting, business must be brought (i) by or at the direction of the Board or (ii) by any shareholder who is a holder of record on the record date of such meeting and who complies with the Proposal Procedures.

If you would like the Company to consider including a proposal in the Company’s proxy materials relating to the 2014 Annual Meeting of Shareholders, your written proposal must be in compliance with all of the requirements of Rule 14a-8 under the Exchange Act. Proper proposals will be included in the proxy statement and set forth on the form of proxy issued for such Annual Meeting of Shareholders. You should direct any such shareholder proposals to: Comarco, Inc., Attn: Corporate Secretary, 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630.

Shareholder proposals must be made in writing and must comply with all of the applicable requirements contained in Bylaws (as the same may be amended and/or restated from time to time). In order to comply with the Proposal Procedures currently in effect, to be timely, such notice must be received not less than 45 days nor more than 75 days prior to the one-year anniversary of the date on which the Company first mailed its proxy materials for the immediately preceding year’s Annual Meeting of Shareholders; provided, however, that if the Annual Meeting of Shareholders is convened more than 30 days before or more than 30 days after the one-year anniversary of the immediately preceding year’s Annual Meeting of Shareholders, notice by the shareholder, to be timely, must be received by the Corporate Secretary at the above address not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which the date of such meeting is first publicly announced. Therefore, in order to be timely for the 2013 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not earlier than September 27, 2014 and not later than October 27, 2014, assuming that the 2014 Annual Meeting of Shareholders is held within 30 days of January 23, 2015. If you would like to submit a proposal, or would like a copy of the requirements for shareholder proposals contained in the Bylaws, please direct your request in writing to: Comarco, Inc., Attn: Corporate Secretary, 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630.

OTHER MATTERS

The Board does not know of any matter to be acted upon at the meeting other than those described herein. If other matters properly come before the meeting, the holders of the proxies will vote on such matters in accordance with their judgment.

ANNUAL REPORT

The Company’s 2013 Annual Report on Form 10-K accompanies this proxy statement.

Upon request and without charge, the Company will send you a copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2013, including the financial statements and the financial statement schedules required to be filed with the SEC pursuant to Rule 13a-1 of the Securities Exchange Act of 1934, as amended. You may also request copies of exhibits to the Form 10-K, but the Company will charge a reasonable fee to shareholders requesting such exhibits. You should direct your request in writing to: Comarco, Inc., Attn: Corporate Secretary, 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630.

IN ORDER TO AVOID ADDED EXPENSE OR ADDITIONAL SOLICITATION OF PROXIES, YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, WHICH WAS MAILED TO YOU ON OR ABOUT DECEMBER 11, 2013, OR, IF YOU REQUEST PRINTED COPIES OF THE PROXY MATERIALS BY MAIL, YOU MAY ALSO VOTE BY MAIL OR BY TELEPHONE.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Alisha K. Charlton

Alisha K. Charlton, Secretary

Lake Forest, California

December 6, 2013

Comarco

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Standard Time, on January 23, 2014.

Vote by Internet

- Go to **www.envisionreports.com/CMRO**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 4 and 1 Year for Proposal 3.

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1. Election of Directors: 01 - Paul Borowiec 02 - Wayne G. Cadwallader 03 - Richard T. LeBuhn 04 - Thomas W. Lanni 05 - Michael R. Levin 06 - Michael H. Mulroy 07 - Louis E. Silverman

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees**

☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07
☐	☐	☐	☐	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of future advisory votes to approve the compensation of the Company's named executive officers.	☐	☐	☐	☐

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Comarco's Proxy Statement and Annual Report are available online at www.envisionreports.com/cmro.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — COMARCO, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS CALLED FOR JANUARY 23, 2014 AND MAY BE REVOKED PRIOR TO ITS EXERCISE

The undersigned shareholder(s) of COMARCO, Inc. ("the Company"), a California corporation, having received the Notice of Annual Meeting of Shareholders and Proxy Statement dated December 6, 2013, hereby revokes all previous proxies and appoints Richard T. LeBuhn and Louis E. Silverman, or either of them, acting singly, as attorneys-in-fact and proxies, each with the power to appoint a substitute, and hereby authorizes them, and each of them, to represent the undersigned at the Annual Meeting of Shareholders of COMARCO, Inc. to be held on January 23, 2014 at 10:00 AM at the Company's Offices at 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630 and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote thereat on all matters set forth on the reverse side, as described in the accompanying Proxy Statement.

In the event the Directors are to be elected by cumulative voting, the proxies will have the discretion to cumulate votes and to distribute such votes among all or any nominees (or if authority to vote for any nominee or nominees has been withheld, among the remaining nominees, if any) in whatever manner they deem appropriate.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED 1) FOR ALL OF THE DIRECTORS NOMINATED BY THE BOARD, 2) FOR THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, 3) ONE YEAR FOR THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, 4) FOR THE RATIFICATION OF THE APPOINTMENT BY THE COMPANY'S AUDIT AND FINANCE COMMITTEE OF SQUAR, MILNER, PETERSON, MIRANDA AND WILLIAMSON LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND 5) IN THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. IN THE EVENT ONE OR MORE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 ON THE REVERSE SIDE IS UNABLE TO OR DECLINES TO SERVE AS A DIRECTOR AT THE TIME OF THE ANNUAL MEETING, THIS PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON(S) AS SHALL BE DESIGNATED BY THE COMPANY'S BOARD OF DIRECTORS, IF ANY.

IMPORTANT – PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY IN THE ACCOMPANYING PREPAID ENVELOPE